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                                                                   Exhibit 10.16

                                               [LOGO OF GEO SPECIALTY CHEMICALS]


July 16, 1998

Mr. Michael B. Linscott
25 Schuler Lane
Easton, Pennsylvania 18042

Dear Mike:

It is my pleasure to offer you the position of Vice President/General Manager, Performance Chemicals for GEO Specialty Chemicals effective August 1, 1998. The starting base salary will be $130,000 per annum. GEO Specialty Chemicals will grant you a starting bonus of $10,000 upon your start of work in Charlotte. Additionally, we will guarantee you a bonus payment for performance against mutually agreed upon goals of $25,000 which will be payable in 1999 at the time our regular Management Incentive Bonuses (MIP's) are awarded.

You also will receive all of the standard GEO Specialty Chemicals employee benefits including pension plan, matching 401(k), medical and dental insurance, disability, life insurance and participation in GEO's MIP at the Tier I level of 30% maximum. We will begin your vacation participation at the level of three weeks instead of the normal two weeks.

The position is located in Charlotte, North Carolina and we would expect you to relocate to the Charlotte area as soon as possible. I would suggest that you plan to utilize your initial visits to Charlotte as regular business trips. To assist you with your move, you will participate in GEO's moving policy at the regular employee level as indicated in our internal policy. Additionally, we will gross up your taxable moving expenses to cover the tax consequences of your move. This will also include a miscellaneous expenses amount of $5,000 which is also grossed up for tax purposes. During your temporary living status while your home is being sold and the move taking place, we will provide you full use of a leased vehicle which we currently have in our fleet.

Our 401(k) vesting provisions are set by an IRS approved plan that we are not allowed to, by law, make special exceptions to for individuals.

This offer is contingent upon your satisfactorily passing a standard physical and drug test, verification of degree and a reference check. Upon commencement of employment you will be expected to sign a one year noncompete and a five-year confidentiality agreement.




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Mike, we are excited that you have decided to join the GEO Specialty Chemicals team and will support you in any way possible to assist you in achieving the goals of turning the Performance Chemicals Business around and significantly improving its profitability. I am sure we will work well together and personally look forward to your participation as a member of the GEO Management Team. We can have fun in an entrepreneurial team environment that challenges all of us to achieve more then we could possibly do as individuals. Attached is a copy of GEO's values which represent the spirit and environment in which we work.

Please sign the two originals of this letter to indicate your acceptance of the position under the terms outlined above. Keep one of your files and return the other to me.

Best regards,



/s/ Joseph A. Boelter                           /s/ Michael B. Linscott
---------------------                           -----------------------
Joseph A. Boelter                               Michael B. Linscott,
Chief Operating Officer                         Agreed and Accepted

JAB/mb

Enclosure: GEO Values

cc: G. P. Ahearn w/o att.
    W. P. Eckman w/o att.
    J. M. Payne w/o att.